AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

This Amendment (the “Amendment”) is entered into as of September 22, 2023 (the “Effective Date”), by and among Transamerica Financial Life Insurance Company (the “Company”), on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), State Street Variable Insurance Series Funds, Inc. (the “Fund”), State Street Global Advisors Funds Distributors, LLC (the “Distributor”), and SSGA Funds Management, Inc. (the “Adviser”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company entered into a participation agreement with the Fund, the Distributor, and the Adviser dated November 16, 2009 (the “Participation Agreement”);

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Existing Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Existing Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Existing Contract Owners, including hosting the website of certain fund material required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act [“Rule 498A”]) for the Portfolios be delivered to Existing Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

Information Classification: Confidential

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Adviser hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a)

Fund Documents. The Fund is responsible for preparing and making available the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 in an electronic format that meets the conditions of paragraph (b)(3) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (referred to in Rule 30e- 3 as the “Current” and “Prior” Report to Shareholders, together the “Shareholder Reports”);

(v)	Complete Portfolio Holdings from Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings for Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)	Deadline for Making Available, and Current-ness of, Fund Documents.

(i)

The Fund shall provide or make available the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company, or its designee, on a timely basis to facilitate the required website posting, and provide or make available updated versions as necessary, in order to facilitate a continuous offering of the Fund’s securities and the Variable Contracts; and

Information Classification: Confidential

(ii)

The Fund shall provide or make available the Shareholder Reports on a timely basis (to facilitate the required website posting) but no later than 10 days before the date each time that the Required Materials are required to be posted by Rule 30e-3.

(c)

Format of Fund Documents. The Fund shall provide or make available the Fund Documents to the Company, or its designee, in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	Are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraphs (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A);

(ii)

Permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such a document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)

Permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d)

Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A and paragraph (b)(1) of Rule 30e-3, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in those paragraphs, provided that the Fund and Adviser fulfill their obligations to provide or make available Fund Documents under this Amendment. The Company may engage a third party to host and maintain the website as specified above.

(e)	Use of Summary Prospectuses.

(i)

The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)	The Fund shall ensure that a Summary Prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.	Provision of Fund Documents for Paper Delivery. The Fund shall:

Information Classification: Confidential

(a)

At its expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Existing Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 3 business days after the request from the Company is received by either the Fund or the Adviser.

(b)

Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide or make available such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution.

3.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company).

(a)

In no event later than 75 calendar days after the close of each Portfolio’s fiscal year: The gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6);

(b)

In no event later than 75 calendar days after the close of each Portfolio’s fiscal year: The net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, (ii) Instruction 4 to Item 17 of Form N-4, (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c)

In no event later than 45 calendar days after the close of each Portfolio’s fiscal year: The “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

Information Classification: Confidential

4.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

5.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By: /s/ Liza Tyler
Name: Liza Tyler
Title: Vice President

The Fund:

STATE STREET VARIABLE INSURANCE SERIES FUNDS, INC.

By: /s/ Bruce Rosenberg
Name: Bruce Rosenberg
Title: Treasurer

The Distributor:

STATE STREET GLOBAL ADVISORS FUNDS DISTRIBUTORS, LLC

By: /s/ Barry F.X. Smith

Information Classification: Confidential

Name: Barry F.X. Smith
Title: Executive Vice President

The Adviser:

SSGA FUNDS MANAGEMENT, INC.

By: /s/ Barry F.X. Smith
Name: Barry F.X. Smith
Title: Executive Vice President

Information Classification: Confidential